Matthew Kiernan matthew.kiernan@sydney.edu.au matthew.kiernan@sydney.edu.au Exhibit 99.1

Disclosures & Acknowledgements MCK and the University of Sydney have received research funding from Clene to undertake Rescue-ALS RE PWe thank FightMND for its philanthropic support of the TRESCUE-ALS study We thank the study participants and their families for their willingness to support clinical research

CNM-Au8® | Catalytically Active Au Nanocrystals Improve Cellular Energy Production

CNM-Au8® Nanocrystal


10 NM

Clean Surfaced, Highly Faceted Shape Enhances Catalytic Activity

Electrons (e-) Move Freely Across Nanocrystal Surface

Vertices, Edges, & Facets Key to Catalytic Activity

Mechanistic Effects

- ↑ Increased NAD
- ↑ Increased ATP
- ↓ Decreased reactive oxygen species
- ↑ Increased proteostasis

Increased Energy Production & Utilization

- ↑ Increased energetic potential



- ↑ Improved resistance to oxidative, mitochondrial, and excitotoxic stressors
- ↓ Reduction in levels of misfolded proteins

RESCUEALS

3

Significant slowing in disease progression & ALSFRS-R 6-point decline

Significant improvement in quality of life

Long-Term Survival in OLE Participants: 70% Improvement vs. Predicted Survival • All OLE participants. Data censored as of 10-March-2022. Vital status and date of death (as applicable) captured for all subjects withdrawn from the study. ENCALS median survival estimate from baseline characteristics.

Consistent Survival Effect in ex-Placebo Participants • All OLE participants. Data censored as of 10-March-2022. Vital status and date of death (as applicable) captured for all subjects withdrawn from the study. ENCALS median survival estimate from baseline characteristics.

9 Conclusions Well tolerated and safe in ALS Evidence of CNM-Au8 therapeutic activity: Evidence for improved survival Significant reduction in functional decline Significant slowing in disease progression Improvement in quality of life